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                                                                    Exhibit 23.5


          Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated


         We hereby consent to the use of our opinion letter dated April 29, 2001 to the Board of Directors of Vertex Pharmaceuticals Incorporated included as Annex B to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Aurora Biosciences Corporation with and into Vertex Pharmaceuticals Incorporated and to the references to such opinion in such Joint Proxy Statement-Prospectus under the captions "Summary of the Joint Proxy Statement-Prospectus--The Merger--Recommendations of the Boards of Directors and Opinions of Financial Advisors", "The Merger--Background of the Merger", "The Merger--Vertex's Reasons for the Merger", "The Merger--Opinion of Vertex's Financial Advisor" and "The Merger--The Merger Agreement". In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                               MERRILL LYNCH, PIERCE, FENNER &
                                    SMITH INCORPORATED


                               By: /s/ MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH INCORPORATED
                                   -----------------------------------

May 22, 2001